Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement No. 333-170624 on Form S-8 of Northwest Bancshares, Inc., of our report dated June 29, 2026, relating to our audit of the financial statements and supplemental schedule of the Northwest Bank 401(k) Plan, as of and for the year ended December 31, 2025, which appears in this Annual Report on Form 11-K of the Northwest Bank 401(k) Plan for the year ended December 31, 2025.

/s/ WithumSmith+Brown, PC

Buffalo, New York
June 29, 2026